Exhibit 99.1

Optio Software Reports Fiscal 2008 Second Quarter Financial Results

ALPHARETTA, Ga. – September 11, 2007 – Optio® Software (OTCBB:OPTO.OB), a leading provider of technology solutions dedicated to helping customers automate, manage and improve the complete lifecycle of document-intensive processes, today reported financial results for the fiscal 2008 second quarter and six-month period ended July 31, 2007.

Revenue

Total revenue for the second quarter of 2008 declined two percent to $6.6 million from $6.8 million in the prior fiscal year quarter. Software license revenues were $1.5 million in the three months ended July 31, 2007, compared to $1.6 million in the three months ended July 31, 2006.

Optio’s subscription licensing contracts contributed $633,000 of revenue to the quarter ended July 31, 2007, an increase from $560,000, reported for the quarter ended July 31, 2006.

Services and maintenance revenues decreased slightly to $4.4 million in the three-months ended July 31, 2007 from $4.6 million in the three-months ended July 31, 2006.  Additionally, Days’ Sales Outstanding (DSO) was relatively unchanged increasing to 41 days from 40 days in comparison to the previous fiscal year’s same quarter.

Cost of Revenue

For the second quarter, total cost of revenue was $1.8 million, the same as was reported during the same quarter in the prior fiscal year.

Operating Expenses

Total operating expenses increased to $6.0 million in the three months ended July 31, 2007 from $5.5 million in the three months ended July 31, 2006.

Net Loss

Net loss for the second quarter of fiscal 2008 was $1.1 million and diluted earnings per share (EPS) were $(0.05), in comparison to a net loss of $450,000 and diluted EPS of $(0.02) in the prior-year’s quarter.

Six-Months Ended July 31, 2007

Total revenue for the six-months ended July 31, 2007 was $12.9 million, compared with $13.6 million in the six-months ended July 31, 2006. Software license revenues were $2.8 million in the six-months ended July 31, 2007, compared to $3.5 million in the six-months ended July 31, 2006.

Optio’s subscription licensing revenue increased to $1.2 million in the six-months ended July 31, 2007 from $1.1 million in the six-months ended July 31, 2006.  Services and maintenance revenues decreased to $8.8 million in the six-months ended July 31, 2007 from $9.0 million in the six-months ended July 31, 2006. Total cost of revenue was unchanged at $3.6 million for the six-months ended July 31, 2007 and July 31, 2006, respectively.

Operating expenses for the six-months ended July 31, 2007 were $11.8 million, an increase from $10.7 million for the six-months ended July 31, 2006.

For the six-months ended July 31, 2007, net loss was $2.3 million, or $(0.10) diluted EPS, in comparison to the net loss of $504,000 and diluted EPS of $(0.02) reported in the six-months ended July 31, 2006.

“Sales of Optio’s multi-level BPI solutions require a longer sales cycle than Optio’s document management solutions,” said Wayne Cape, chairman, president and chief executive officer of Optio Software.  “We anticipated an increase in revenues from our business process improvement (BPI) solutions this quarter; however, these products, while contributing to the revenue for the quarter, have not generated revenue as quickly as we expected,” he added.

“Optio’s healthcare division, however, has exceeded sales goals for this quarter with the closing of several contracts for both our electronic health record (EHR) and forms automation solutions,” said Cape.  “Our recent healthcare successes with both new and existing customers underscore Optio’s ability to address the evolving needs of patient care and the rapidly advancing IT requirements of modern healthcare providers.”

ProCentra Intelligent Document Capture (IDC)

“In response to current market trends and our customers’ ongoing needs, we have recently released ProCentra IDC,” added Cape.  “ProCentra IDC uses innovative Fingerprint technology to quickly learn and recognize the individual characteristics of transactional documents, such as invoices and purchase orders. ProCentra IDC uniquely identifies specific data formats and logos, so that once a document is scanned and fingerprinted, similar formats are recognized on-the-fly, resulting in a reduction in manual document processes and decreased costs.  Looking forward, we’re encouraged by the strong interest we see for our current and future software solutions.”

Second Quarter Highlights and Business Metrics

Optio’s largest contract sales for the quarter included the sale of multi-level document automation and document repository solutions for a major American winery, the sale of document automation and print management solutions for a research-based biopharmaceutical company and imaging solutions for a leading specialty pharmaceutical company.

Optio Healthcare, the division of Optio dedicated to providing comprehensive electronic health record and forms automation solutions for the healthcare industry, signed several contracts during the second quarter, the largest of which include: Natchez Regional Medical Center, Russell County Hospital, Pioneers Memorial Healthcare District, St. Marks Medical Center and Community Hospital.  Optio’s healthcare technology delivers real-time access to patient information throughout the continuum of care, while improving patient safety and ensuring compliance with industry requirements.

Optio closed the quarter with $9.4 million in cash and cash equivalents, compared with $11.9 million as of Jan. 31, 2007.   The company had no outstanding balance on its line of credit as of July 31, 2007.

About Optio Software, Inc.

Optio Software, with 25 years of experience and more than 5,500 clients, worldwide, provides software solutions dedicated to automating, managing and controlling the entire lifecycle of document-intensive processes, while extending the value of their Enterprise Resource Planning (ERP) and Hospital Information Systems (HIS) applications.  More than 5,500 organizations rely on Optio Software for innovative business process improvement solutions that allow them to reduce transactional activities and focus on core responsibilities.  Headquartered in Alpharetta, Ga., Optio Software maintains European, Middle Eastern and African headquarters in Paris, France and sales offices in the United States, Germany, the United Kingdom and the Netherlands. For more information about Optio Software or to contact a local Optio sales consultant, reach us at 770.576.3500 or visit our website at www.optio.com.

Copyright © 2007, Optio Software, Inc. All Rights Reserved. Optio is a registered trademark and ProCentra is a trademark of Optio Software, Inc. Other companies and products mentioned in this document are the property of their respective owners.

Forward-Looking Statements

This press release includes statements and other matters that could be considered to be forward-looking and subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations. Such forward-looking statements are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. Optio’s actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, risks associated with Optio’s reliance on strategic marketing and reseller relationships, the collectibility of Optio’s accounts, fluctuations in operating results because of acquisitions or dispositions, failure to integrate new products and newly acquired companies, diversion of management resources relating to acquisitions or divestitures, reduction in cash reserves relating to acquisitions or the share repurchase program, challenges relating to acquisitions or divestitures and the possibility that this may cause Optio to no longer be profitable, the negative effect on Optio’s earnings relating to the amortization or potential write-down of acquired assets or goodwill, failure to retain the business relationships with existing customers of acquisitions, changes in competition, changes in economic conditions in the U.S. and in other countries in which Optio currently does business (both general and relative to the technology industry), delays or inability to develop new or unique software, market acceptance of new products, the failure of new products to operate as anticipated, expectation of achieving and sustaining operating profits and earnings, including the timing of such cash flow and company performance, disputes regarding Optio’s intellectual property, risks relating to the delisting of our stock, possible adverse results of pending or future litigation, or risks associated with Optio’s international operations. These and additional factors are set forth in “Item 1.A. Risk Factors” included in Optio’s most recent Annual Report on Form 10-K. You should carefully review these risks and additional risks described in other documents Optio files from time to time with the Securities and Exchange Commission, including the Quarterly Report of Form 10-Q that Optio will file on or before September 14, 2007.

OPTIO SOFTWARE, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2007	2006	2007	2006
Revenue:
License fees	$1,536	$1,643	$2,819	$3,541
Subscription fees	633	560	1,243	1,115
Services, maintenance, and other	4,445	4,565	8,819	8,974
	6,614	6,768	12,881	13,630

Cost of revenue:
License fees	124	146	226	278
Services, maintenance, and other	1,711	1,644	3,382	3,321
	1,835	1,790	3,608	3,599
	4,779	4,978	9,273	10,031

Operating expenses:
Sales and marketing	2,808	2,543	5,639	5,082
Research and development	1,401	1,375	2,830	2,697
General and administrative	1,533	1,380	2,756	2,522
Depreciation and amortization	273	200	536	384
	6,015	5,498	11,761	10,685
Loss from operations	(1,236)	(520)	(2,488)	(654)

Other income (expense):
Interest income	111	113	227	209
Interest expense	(8)	(2)	(12)	(3)
Other	1	(5)	—	(4)
	104	106	215	202

Loss before income taxes	(1,132)	(414)	(2,273)	(452)
Income tax expense	13	36	42	52
Net loss	$(1,145)	$(450)	$(2,315)	$(504)

Net loss per share – basic and diluted	$(0.05)	$(0.02)	$(0.10)	$(0.02)
Weighted average shares outstanding – basic and diluted	22,325,214	22,223,643	22,404,793	22,036,310

OPTIO SOFTWARE, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	July 31,	January 31,
	2007	2007

ASSETS

Current Assets:
Cash and cash equivalents	$9,420	$11,948
Accounts receivable, net	3,238	3,903
Other current assets	883	728
Total current assets	13,541	16,579

Property and equipment, net	2,652	2,714
Goodwill and other intangible assets, net	3,402	3,553
Other assets	96	91

Total Assets	$19,691	$22,937

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$868	$1,088
Other accrued liabilities	1,261	1,755
Deferred revenue	7,215	7,439
Current portion of accrued lease incentive liability	122	122
Current portion of capital lease obligations	53	78
Total current liabilities	9,519	10,482

Long-term portion of capital lease obligations	331	300
Long-term accrued expenses	138	103
Long-term accrued rent payable	748	526
Long-term accrued lease incentive liability	744	806

Shareholders’ equity	8,211	10,720

Total liabilities and shareholders’ equity	$19,691	$22,937

Contacts:

Laura Adams

Public Relations
Optio Software, Inc.
770-576-3582
ladams@optiosoftware.com